Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Amplitude, Inc.:

We consent to the use of our report dated February 20, 2024, with respect to the consolidated financial statements of Amplitude, Inc. and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

February 20, 2024